Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF ATMEL CORPORATION
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
     The undersigned, Patrick G. Reutens, does hereby certify that:
     1. The undersigned is the duly elected and acting Senior Vice President, Chief Legal Officer and Secretary of Atmel Corporation, a Delaware corporation (the “Company”).
     2. Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, on December 18, 2009, the Board of Directors of the Company adopted the following resolutions:
     “WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designations of Rights, Preferences and Privileges of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on September 7, 1999 (the “Certificate of Designation”), the Company authorized the issuance of 500,000 shares of Series A Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”);
     WHEREAS, pursuant to Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 25, 2003 (the “Restated Certificate”), solely to restate and integrate and not to further amend the provisions of the Company’s Certificate of Incorporation, including the Certificate of Designation, then in effect; and
     WHEREAS, none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designation.
     NOW, THEREFORE, BE IT RESOLVED: That the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the DGCL of eliminating from the Restated Certificate all matters set forth in the Certificate of Designation.
     RESOLVED FURTHER: That the proper officers of the Company are authorized and directed, for and on behalf of the Company and in its name, to execute and file with the Secretary of State of the State of Delaware a certificate of elimination relating to the Series A Preferred Stock, and to take such further actions as he may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.”
     3. Accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.
     I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.

     Executed at San Jose, California on February 4, 2010.

/s/ Patrick G. Reutens
Patrick G. Reutens
Senior Vice President, Chief Legal Officer and Secretary